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                                                    March 31, 2004



Board of Directors
Mendocino Brewing Company
1601 Airport Road
Ukiah, CA 95482



       RE:  Future Financing
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Gentlemen:

       It has come to our attention that Mendocino Brewing Company, Inc. ("MBC") is a party to the following debt agreements, among others : (a) a credit agreement with CIT Group/Credit Finance, Inc. ("CIT"), pursuant to which CIT has provided MBC with a $3,000,000 maximum line of credit, and which is currently due to expire on April 30, 2004 (the "CIT Line"), and (b) a temporary loan from Savings Bank of Mendocino ("SBM") in the original principal amount of $576,200 , which is currently due on June 23, 2004 (the SBM Loan").

       We understand that MBC is currently in the process of actively seeking takeout financing for both the SBM Loan and the CIT Line.

       As a means of assisting MBC to obtain such new financings, this letter is to confirm that United Breweries of America, Inc. ("UBA") will provide MBC with such financial assistance as may be in UBA's power to prevent or avoid any default under either the CIT Line or the SBM Loan when either of them may become due.

                                     Sincerely,

                                     United Breweries of America, Inc.


                                     By:
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